Exhibit 3.166

• Reg No. CS163262019 TIN: C0028653696 • REPUBLIC OF GHANA Certificate of Incorporation I hereby certify that ENSCOROWAN GHANA DRILLING LIMITED is this day incorporated under the Companies Act, 1963 (Act 179) . and that the liability of its members is limited. J Given under my hand and official seal at Accra, this 26th day of Jul y 2019 For: Registrar of Companies